HOOD & STRONG LLP
                          Certified Public Accountants


December 22, 2000

To the Audit Committee of M&A West, Inc.
c/o Mr. Scott L. Kelly
President, CEO and Chairman of the Board
M&A West, Inc.
583 San Mateo Ave.
San Bruno, CA 94066

Dear Mr. Kelly:

Hood & Strong LLP are the current auditors for M&A West, Inc. (the Company). We issued our auditor's report dated August 3, 2000 on the financial statements of M&A West, Inc. for the period ended May 31, 2000. Information has been recently discovered that is both reliable and existed at the date of our auditor's report, which indicates that the May 31, 2000 financial statements contain material misstatements and must be revised by the Company in order not to be misleading.

Issuance of revised financial statements and auditor's opinion will require a prolonged investigation and will necessarily be delayed. Accordingly, we hereby advise the Company that our auditor's opinion on the financial statements dated August 3, 2000 is withdrawn and cannot be relied upon and that the Company must immediately notify all persons who are known to be relying or who are likely to rely on the financial statements that the auditors report is withdrawn and can not be relied upon.

The May 31, 2000 financial statements were filed with the Securities & Exchange Commission. Accordingly, the Company must notify the SEC that our auditor's report dated August 3, 2000 has been withdrawn and can no longer be relied upon.


/s/ Hood & Strong LLP
Hood & Strong LLP